Exhibit 4.3
IRIDEX CORPORATION
CALDWELL INDUCEMENT GRANT
STOCK OPTION AGREEMENT
I.	NOTICE OF STOCK OPTION GRANT

Barry G. Caldwell 4500 Lakeside Drive Colleyville, Texas 76034
     Barry G. Caldwell (the “Optionee”) has been granted an Option to purchase Common Stock of the Company (the “Inducement Grant”), subject to the terms and conditions of the Stock Option Agreement, as follows:

Date of Grant:	July 5, 2005
Vesting Commencement Date:	July 5, 2005
Exercise Price per Share:	$6.07
Total Number of Shares Granted:	234,104
Total Exercise Price:	$1,421,011.28
Type:	Nonstatutory Stock Option
Term/Expiration Date:	July 5, 2015
     Vesting Schedule:
     Subject to the Optionee continuing to be a Service Provider through each applicable date, this Option may be exercised, in whole or in part, in accordance with the following schedule:
     63,372 of the Shares subject to the Option shall vest on the one year anniversary of the Vesting Commencement Date and the remainder of the Shares subject to the Option shall vest on a monthly basis thereafter, subject to the Optionee continuing to be a Service Provider on each such date, on the following schedule:
•	5,281 Shares shall vest each full month following July 5, 2006 through and including December 5, 2006:

•	4,877 Shares shall vest each full month following December 5, 2006 through and including December 5, 2008; and

•	3,897 Shares shall vest each full month thereafter,
     such that all Shares subject to the Option shall be fully vested on the fourth anniversary of the Vesting Commencement Date.
     Notwithstanding the foregoing, the vesting of the Shares subject to the Option shall be subject to the vesting acceleration provisions contained in that certain Severance and Change of Control Agreement (the “Change of Control Agreement”), effective as of July 5, 2005, by and between the Optionee and the Company.
     Termination Period:
     This Option may be exercised for three (3) months after termination of the Optionee’s status as a Service Provider to the Company. Notwithstanding the foregoing, if, within twelve (12)

Exhibit 4.3
months following a Change of Control, the Optionee’s employment with the Company is terminated either (i) as a result of an actual termination by the Company or its Successor other than for Cause (as defined in the Change of Control Agreement) or (ii) Optionee terminates his employment with the Company for Good Reason (as defined in the Change of Control Agreement), then this Option may be exercised for twelve (12) months following such termination.
     If Optionee ceases to be a Service Provider as a result of Optionee’s Disability, the Optionee may exercise his or her Option for twelve (12) months following the Optionee’s termination. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate. If Optionee dies while a Service Provider, the Option may be exercised by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death, for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Option shall terminate. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.
II. AGREEMENT
     1. Definitions. As used herein, the following definitions shall apply:
          (a) “Administrator” means the Board or any of its Committees as shall be administering the Inducement Grant, in accordance with the terms herein.
          (b) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
          (c) “Applicable Laws” means the requirements relating to the administration of the Inducement Grant under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Change of Control” shall mean the occurrence of any of the following events:
               (i) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation or entity; provided, however, that any merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation shall not be deemed a Change of Control;
               (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or

Exhibit 4.3
substantially all of the Company’s assets;
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) a change in the composition of the Board occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date immediately prior to the Change of Control, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
          (g) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.
          (h) “Common Stock” means the common stock of the Company.
          (i) “Company” means IRIDEX Corporation, a Delaware corporation, or any successor thereto.
          (j) “Consultant” means any person, including an advisor, engaged by the Company or its Affiliate to render services to such entity.
          (k) “Director” means a member of the Board.
          (l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
          (m) “Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
          (n) “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.
          (o) “Nonstatutory Stock Option” or “NSO” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

Exhibit 4.3
          (p) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (q) “Option” means a stock option granted pursuant to the terms herein..
          (r) “Optioned Stock” means the Common Stock subject to the Option.
          (s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (t) “Service Provider” means an Employee, Director or Consultant.
          (u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 7.
          (v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
     2. Grant of Option. The Administrator hereby grants to the Optionee the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions herein. This Option is intended to be a Nonstatutory Stock Option.
     3. Exercise of Option.
          (a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and this Option Agreement.
          (b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”) or in such other form and manner as determined by the Administrator, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to this Option Agreement. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable withholding taxes. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and any applicable withholding taxes.
          (c) Legal Compliance. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of the Applicable Laws and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.
     4. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
          (a) Cash or check; or
          (b) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an

Exhibit 4.3
exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or
          (c) surrender of other Shares which (i) in the case of Shares acquired from the Company, have been owned by the Optionee and not subject to a substantial risk of forfeiture for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.
     5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
     6. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Option Agreement.
     7. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
          (a) Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Option, may (in its sole discretion) adjust the number, class, and Exercise Price of Shares covered by the Option.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.
          (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the Company’s assets, the Option will be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee will fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares subject to this Option that would not otherwise be vested or exercisable. In addition, if the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Optionee in writing or electronically that the Option will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period. For the purposes of this subsection (c), the Option will be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other

Exhibit 4.3
securities or property) the fair market value of the consideration received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.
     8. Leaves of Absence. Unless the Administrator provides otherwise, vesting of the Option granted hereunder will be suspended during any unpaid leave of absence. The Optionee will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.
     9. Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding.
     10. Notices. Any notice to be given to the Company hereunder will be in writing and will be addressed to the Company at its then current principal executive office or to such other address as the Company may hereafter designate to the Optionee by notice as provided in this section. Any notice to be given to the Optionee hereunder will be addressed to the Optionee at the address set forth beneath his signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice will be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.
     11. Tax Withholding.
          (a) Withholding Requirements. Prior to delivery of any Shares pursuant to the Option (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Optionee’s FICA obligation) required to be withheld with respect to the grant of the Option (or exercise thereof).
          (b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Optionee to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Optionee through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Optionee with respect to the Option on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be

Exhibit 4.3
withheld.
     12. Entire Agreement; Governing Law. This Option Agreement and the Change of Control Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Option is governed by California law except for that body of law pertaining to conflict of laws.
     13. NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
     By Optionee’s signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions set forth herein. Optionee has reviewed this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of this Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	IRIDEX CORPORATION

By:

Signature		Larry Tannenbaum

Barry G. Caldwell	Title:	CFO and Sr. Vice President
Print Name

Residence Address

Home Phone

EXHIBIT A
IRIDEX CORPORATION
EXERCISE NOTICE
IRIDEX Corporation
1212 Terra Bella
Mountain View, CA 94043
Attention: Chief Financial Officer
     1. Exercise of Option. Effective as of today, ___, 200___, the undersigned (“Purchaser”) hereby elects to purchase ___shares (the “Shares”) of the Common Stock of IRIDEX Corporation (the “Company”) under the Caldwell Inducement Grant Stock Option Agreement dated ___(the “Option Agreement”). The purchase price for the Shares shall be $___, as required by the Option Agreement.
     Capitalized terms not otherwise defined herein shall have the meanings set forth in the Option Agreement
     2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares together with any applicable withholding taxes.
     3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.
     4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the Option Agreement.
     5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.
     6. Entire Agreement; Governing Law. The Option Agreement and the Change of Control Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. The agreements are governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER:	IRIDEX CORPORATION

Signature	By

Barry G. Caldwell

Print Name	Its

Address:	Address:

IRIDEX Corporation
1212 Terra Bella
Mountain View, CA 94043

Date Received

Exhibit A-1
Additional Information for Exercise Notice
IRIDEX Corporation
1212 Terra Bella Avenue
Mountain View, CA 94043
The undersigned hereby elects to exercise the option indicated below with respect to the number of shares of Common Stock of IRIDEX Corporation (the “Company”) set forth:

Option Grant Date:

Number of shares being exercised:		shares

Exercise price per share:	$

Total Exercise Price:	$

Type of Transaction: ____ Sale ____ Sell at Market ____Sell at Min $ /share ____ Exercise Only
(Market Order)	(Market Limit Order)

Agent Instructions:	Transfer shares to my account

Issue a Stock Certificate
Method of Payment:	Cash

Check

Cashless/Same Day Sale

My exact name, address and social security number for purposes of the stock certificates to be issued and the shareholder list of the Company are:

Name:

Address:

Social Security:

Sincerely,
Date:

(Optionee’s Signature)